Micromem Technologies Inc. Announces Appointment of Schwartz Public Relations Associates As Agency of Record

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 57,863,437 (as of Sept. 17, 2004)
SEC File No: 0-26005

Toronto, Ontario: September 21, 2004

Micromem Technologies Inc. ("Micromem"), a Research and Development company engaged in the research of Magnetic Random Access Memory (MRAM), is pleased to announce the appointment of New York-based Schwartz Public Relations Associates Inc. as its Agency of Record, effective immediately. In this capacity, the Agency will handle all public relations endeavors on behalf of Micromem.

"We're excited about engaging Schwartz Public Relations, as their team has proven itself in the field of Nanotechnology through it's high-profile work with the NanoBusiness Alliance", said Joseph Fuda, President and CEO of Micromem. "Their experience in our industry will prove to be a tremendous asset to Micromem."

Information

Micromem has focused the last 5 years on the development of an MRAM memory. The memory will be suitable for various applications including Radio Frequency Identification (RFID) tags. The company's first market objective will be the RFID sector.

For further information, please contact Joseph Fuda, President and C.E.O., at tel. 1-877-388-8930.

Schwartz Public Relations Associates Inc., founded in 1978, provides complete public relations and communications services to innovative companies in technology, consumer products, business and financial services, trade shows and conferences, and special events. For additional information, please visit http://www.schwartzpr.com.

Press Contact: Steven Wright-Mark, Schwartz Public Relations; Tel. 212-677-8700 ext. 29 or Email steven@schwartzpr.com.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities & Exchange Commission.

No securities regulatory authority has approved or disapproved of this news release.

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